Exhibit 10.3

Execution Version

Third Amended and Restated Guaranty

dated as of March 27, 2023

and effective as of the Restatement Date

made by

Regeneron Pharmaceuticals, Inc.,
as Parent Guarantor,

and

the Subsidiary Guarantors party hereto from time to time

Table of Contents

Section	Heading	Page

Schedules

Schedule 7(a)	—	Subsidiaries
Schedule 9(a)	—	Existing Indebtedness
Schedule 9(b)	—	Existing Liens

Annexes

Annex I	—	Form of Supplement to Guaranty

-i-

Third Amended and Restated Guaranty

This Third Amended and Restated Guaranty (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), dated as of March 27, 2023, and effective as of the Restatement Date, is made by (i) Regeneron Pharmaceuticals, Inc., a New York corporation (the “Parent Guarantor”), (ii) each of the undersigned Subsidiaries (as hereinafter defined) of the Parent Guarantor (the “Initial Subsidiary Guarantors” and together with the Parent Guarantor, the “Initial Guarantors”) and (iii) any additional Subsidiaries of the Parent Guarantor which become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I (collectively with the Initial Subsidiary Guarantors, the “Subsidiary Guarantors” and together with the Parent Guarantor, the “Guarantors”) in favor of (a) each Participant (as hereinafter defined) and (b) Bank of America, N.A., not in its individual capacity, except as expressly stated therein, but solely as Administrative Agent (together with its successors and permitted assigns, in its capacity as Administrative Agent, the “Administrative Agent”), for the benefit of itself and the other Beneficiaries (as hereinafter defined).

W i t n e s s e t h:

Whereas, Old Saw Mill Holdings LLC, a New York limited liability company, as Lessee (together with its successors and permitted assigns, in its capacity as lessee, “Lessee”), BA Leasing BSC LLC, a Delaware limited liability company, as lessor (together with its successors and permitted assigns, in its capacity as Lessor, “Lessor”), the Administrative Agent, and the rent assignees from time to time party thereto have entered into that certain Third Amended and Restated Participation Agreement, dated as of March 27, 2023, and effective as of the Restatement Date (as amended, restated, supplemented or otherwise modified from time to time, the “Participation Agreement”; unless otherwise defined herein or the context hereof otherwise requires, capitalized terms used herein but not otherwise defined herein or defined herein by reference to the Participation Agreement shall have the same meanings assigned to such terms in the Participation Agreement);

Whereas, the Initial Guarantors and the Administrative Agent are currently party to that certain Second Amended and Restated Guaranty, dated as of March 2, 2022 (as amended, supplemented or otherwise modified prior to the Restatement Date, the “Previously Existing Guaranty”);

Whereas, in connection with the Participation Agreement, the Parent Guarantor has agreed to amend and restate the Previously Existing Guaranty as set forth herein, which amendment and restatement shall become effective on the Restatement Date; and

Whereas, it is the intent of the parties hereto that this Guaranty (i) shall amend, restate and supersede in its entirety the Previously Existing Guaranty and (ii) shall not constitute a novation of the obligations and liabilities of the parties under the Previously Existing Guaranty.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

Now, Therefore, in consideration of the foregoing and for other good and valuable consideration, the parties hereto hereby agree that the Previously Existing Guaranty is hereby amended and restated in its entirety as follows effective as of the Restatement Date:

Section 1.           Guarantee. Each Guarantor, jointly and severally, hereby irrevocably and unconditionally guarantees to (i) each Participant, for the benefit of itself and its Related Parties that are Beneficiaries (as hereinafter defined), and (ii) the Administrative Agent, for the benefit of itself and the other Beneficiaries (a) the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, and (b) the full and prompt performance when due of all of the Liabilities (as hereinafter defined) (or, in the case of such guarantee to each Participant, all of the Liabilities owed to such Participant and its Related Parties that are Beneficiaries), including, interest or yield on any such Liabilities, whether accruing before or after any bankruptcy or insolvency case or proceeding involving Lessee or any other Person, and, if interest or yield on any portion of such obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, including such interest and yield as would have accrued on any such portion of such obligations if such case or proceeding had not commenced. Each Guarantor further agrees to pay all expenses (including reasonable attorneys’ fees actually incurred and legal expenses) paid or incurred by any Beneficiary in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this Guaranty, subject to the limitations set forth in Section 15.17 of the Participation Agreement (including with respect to attorneys’ fees). The term “Beneficiaries,” as used herein, shall mean each of Lessor, Administrative Agent, each other Participant and each other Indemnitee. The term “Liabilities,” as used herein, shall mean all of the following, in each case howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, or now or hereafter existing, or due or to become due: all Rent (including, but not limited to Basic Rent and Supplemental Rent), Lease Balance, Purchase Amount, Sale Option Recourse Amount, indemnities and all additional amounts and other sums at any time due and owing, and required to be paid, in each case of the foregoing, by Lessee under the terms of the Lease, the Participation Agreement or any other Operative Document and all other obligations, covenants and agreements to be performed by Lessee under the Lease, the Participation Agreement or any other Operative Document (whether or not Lessee, any Guarantor or any other Person shall be relieved or released from any or all liability or obligations under any thereof, except on account of the full and indefeasible payment and performance of all Liabilities).

In any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or any other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Guaranty, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

Each Guarantor agrees that upon the occurrence of an Event of Default described in Section 16.1(h) or (i) of the Lease, the Guarantors will pay to the Administrative Agent, for the benefit of the Beneficiaries, forthwith the full amount which would be payable hereunder by the Guarantors as if all Liabilities were then due and payable.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

This Guaranty shall in all respects be an absolute and unconditional guaranty of payment and performance (and not of collection), and shall remain in full force and effect until the full and indefeasible payment and performance of all of the Liabilities and Guarantors’ obligations hereunder (notwithstanding, without limitation, the dissolution of Guarantors). The liability of Guarantors hereunder may be enforced without the Beneficiaries being required to resort to any other right, remedy or security; provided that any such enforcement shall be subject to any applicable grace or notice and cure period and shall be in accordance with Section 16.2 of the Lease; provided, further, that, if an acceleration of the Lease Balance has not occurred pursuant to Section 16.2(e) or 16.2(i) of the Lease and a Payment Default exists under clause (ii) of such definition with respect to amounts owed to any Participant or its Related Parties that are Beneficiaries (other than a Payment Default with respect to (x) Basic Rent or (y) amounts owed to all Rent Assignees or all Participants), then such Participant may demand payment hereunder for such amounts.

The obligations of Guarantor are independent of any obligations of Lessor, Administrative Agent, any Participant or any other Person under any of the Operative Documents. Each and every Event of Default under any of the Operative Documents with respect to the Liabilities shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such Event of Default occurs (subject to the provisos at the end of the immediately preceding paragraph).

Lessor and/or Administrative Agent on behalf of itself and the Beneficiaries may, from time to time at its discretion and without notice to any Guarantor, but subject to the provisions of the Operative Documents, take any or all of the following actions: (a) retain or obtain a lien upon or a security interest in any property to secure any of the Liabilities or any obligation hereunder; (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantors, with respect to any of the Liabilities; (c) extend or renew for one or more periods (regardless of whether longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any Guarantor hereunder or any obligation of any nature of any other obligor with respect to any of the Liabilities (including, without limitation, Lessee); (d) release or fail to perfect its lien upon or security interest in, or impair, surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (regardless of whether longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property; and (e) resort to any Guarantor for payment of any of the Liabilities, regardless of whether Lessor, any Rent Assignee or any other Person shall have resorted to any property securing any of the Liabilities or any obligation hereunder or shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Liabilities (all of the actions referred to in this paragraph being hereby expressly waived by each Guarantor).

Notwithstanding anything to the contrary herein, amounts paid or collected under this Guaranty shall be subject to Section 5.3 of the Participation Agreement, except to the extent otherwise expressly provided in any other applicable provision of the Participation Agreement.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

Section 2.      Guarantor’s Obligations Unconditional.

(a) Subject to the limitations set forth in Section 2(b) hereof, Guarantors’ obligations hereunder are independent of Lessee’s obligations under the Lease and the other Operative Documents or in respect of any other Person, and the Administrative Agent, for the benefit of the Beneficiaries, may enforce any of its rights hereunder independently of any other right or remedy that it or any other Beneficiary may at any time hold with respect to the Liabilities or any security or other guaranty therefor. Such obligations shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction (other than deductions or withholdings in respect of Taxes that are permitted by the Operative Documents), diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than full and indefeasible payment and performance of all of the Liabilities), whether based upon any claim that Lessee, Guarantor or any other Person may have against any Beneficiary or any other Person or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (other than full and indefeasible payment and performance of all of the Liabilities or as otherwise expressly permitted by Section 17) (whether or not any Guarantor or any other Person shall have any knowledge or notice thereof), including, without limitation, any of the following:

(A)          subject to the terms of the Lease and the other Operative Documents, any amendment, modification, addition, deletion, supplement or renewal to or of or other change in the Liabilities or any Operative Document or any of the agreements referred to in any thereof, or any other instrument or agreement applicable to any Operative Document or any of the parties to such agreements, or to the Leased Property, or any assignment, mortgage or transfer thereof or of any interest therein, or any furnishing or acceptance of additional security for, guaranty of or right of offset with respect to, any of the Liabilities; or the failure of any security or the failure of any Beneficiary to perfect or insure any interest in any collateral;

(B)           any failure, omission or delay on the part of Lessee, any Beneficiary or any other Guarantor to conform or comply with any term of any instrument or agreement referred to in clause (A) above;

(C)           any waiver, consent, extension, indulgence, compromise, release or other action or inaction under or in respect of any instrument, agreement, guaranty, right of offset or security referred to in clause (A) above or any obligation or liability of Lessee or any Beneficiary or any other Person, or any exercise or non-exercise by any Beneficiary or any other Person of any right, remedy, power or privilege under or in respect of any such instrument, agreement, guaranty, right of offset or security or any such obligation or liability;

(D)           any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to Lessee, any Beneficiary, any Guarantor or any other guarantor or obligor of any Liabilities or any of their respective properties, or any action taken by any trustee, receiver or court in any such proceeding;

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(E)           subject to Sections 15.15 and 15.16 of the Participation Agreement, any limitation on the liability or obligations of any Person (including, without limitation, Lessee) under any Operative Document, the Liabilities, any collateral security for the Liabilities, any other guaranty of the Liabilities or any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any of the foregoing or any other agreement, instrument, guaranty or security referred to in clause (A) above or any term of any thereof (other than any such discharge, termination or cancellation as a result of full and indefeasible payment and performance of all of the Liabilities);

(F)           any defect in the title, compliance with specifications, condition, design, operation or fitness for use of, or any damage to or loss or destruction of, or any interruption or cessation in the use of the Leased Property by Lessee or any other Person for any reason whatsoever (including, without limitation, any governmental prohibition or restriction, condemnation, requisition, seizure or any other act on the part of any governmental or military authority, or any act of God or of the public enemy) regardless of the duration thereof (even though such duration would otherwise constitute a frustration of a lease), whether or not resulting from accident and whether or not without fault on the part of Lessee or any other Person;

(G)           any merger or consolidation of Lessee or any Guarantor into or with any other Person, or any sale, lease or transfer of any of the assets of Lessee or any Guarantor to any other Person, except as otherwise expressly provided by Section 17;

(H)           any change in the ownership of any shares of capital stock of Lessee or any Guarantor or any corporate change in Lessee or any Guarantor, except as otherwise expressly provided by Section 17;

(I)            any recovery of judgment against Lessee, or by any levy of any writ or process of execution under any such judgment (except to the extent such recovery indefeasibly reduces the Liabilities);

(J)            any legal characterization of the obligations created by the Lease and the other Operative Documents as a lease, a secured financing or otherwise;

(K)           absence of any notice to, or knowledge of, Guarantors of the existence or occurrence of any of the foregoing clauses (A) through (J); or

(L)           any other occurrence or circumstance whatsoever, whether similar or dissimilar to the foregoing, and any other circumstance that might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against the Guarantors (other than full and indefeasible payment and performance of all of the Liabilities or as otherwise expressly permitted by Section 17).

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(b)           Subject to the provisions of the last sentence of this paragraph, the obligations of the Guarantors set forth herein constitute the full recourse obligations of the Guarantors enforceable against them on a joint and several basis to the full extent of all their respective assets and properties, notwithstanding any provision in the Lease or any other Operative Documents Notwithstanding the foregoing or anything to the contrary set forth herein or in any other Operative Document, no Subsidiary Guarantor shall have any liability or obligations hereunder (i) unless and until such Subsidiary Guarantor, as a Subsidiary Borrower (as defined in the Bank Credit Agreement), shall make a Borrowing (as defined in the Bank Credit Agreement) under the Bank Credit Agreement and (ii) then only for so long as such Borrowing (or any other Borrowing made by such Subsidiary Borrower) remains outstanding.

(c)           Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Liabilities and notice of or proof of reliance by any Beneficiary upon this Guaranty or acceptance of this Guaranty, and the Liabilities, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; provided that the foregoing shall not constitute a waiver of any notice specifically required to be given to such Guarantor by any Beneficiary under any of the Operative Documents. Each Guarantor unconditionally waives, to the extent permitted by law: (a) acceptance of this Guaranty and proof of reliance by any Beneficiary hereon; (b) notice of any of the matters referred to in clauses (A) through (L) above (other than any notice specifically required to be given to such Guarantor by any Beneficiary under any of the Operative Documents), or any right to consent or assent to any thereof (except to the extent the consent of such Guarantor with respect thereto is specifically required under any of the Operative Documents); (c) all notices that may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights against Guarantor, including, without limitation, any demand, presentment, protest, proof or notice of nonpayment under any Operative Document, and notice of default or any failure on the part of Lessee to perform and comply with any covenant, agreement, term or condition of any Operative Document (in any such case, other than any notice specifically required to be given to such Guarantor by any Beneficiary under any of the Operative Documents); (d) any right to the enforcement, assertion or exercise against Lessee of any right, power, privilege or remedy conferred in any Operative Document or otherwise; (e) any requirement of diligence on the part of any Person; (f) any requirement of any Beneficiary to take any action whatsoever, to exhaust any remedies or to mitigate the damages resulting from a default by any Person under any Operative Document; (g) any notice of any sale, transfer or other disposition by any Person of any right under, title to or interest in any Operative Document or the Leased Property; and (h) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or that might otherwise limit recourse against any Guarantor (other than full and indefeasible payment and performance of all of the Liabilities or as otherwise expressly permitted by Section 17).

(d)           Subject to the provisions of Section 2(b), each Guarantor agrees that this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment under any Operative Document by or on behalf of itself or Lessee is rescinded or must be otherwise disgorged or restored by any Beneficiary whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

(e)           Each Guarantor further agrees that, without limiting the generality of this Guaranty but subject to the limitations of Section 2(b), if an Event of Default shall have occurred and be continuing and any Beneficiary is prevented by Applicable Law from exercising its remedies under the Operative Documents, the Administrative Agent shall be entitled to receive hereunder from Guarantors, upon demand therefor, the sums which would have otherwise been due from Lessee to any such Beneficiary had such remedies been exercised.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(f) Notwithstanding anything to the contrary herein, nothing contained in this Section 2 shall (i) prevent the assertion by any Guarantor or Lessee of any claim such Person may have against any Beneficiary by separate suit or proceedings or by compulsory counterclaim or (ii) constitute a waiver of any such claim, including, without limitation, any such claim arising from any breach or non-compliance by any Beneficiary of any Operative Document or any term of any instrument or agreement referred to in clause (A) of the first paragraph of this Section 2.

Section 3.      Subordination of Subrogation. Until full and indefeasible payment and performance of all of the Liabilities or the termination of this Guaranty pursuant to Section 17(d), no Guarantor will exercise any rights with respect to any claim or other rights which it may now or hereafter acquire against Lessee arising from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty or any other Operative Document, including any right of subrogation, reimbursement, contribution, exoneration, or indemnification, any right to participate in any claim or remedy of any Beneficiary against Lessee or any property or assets now or hereafter constituting part of the Collateral, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from Lessee directly or indirectly, in cash or other property or by setoff or in any manner, payment or security on account of such claim or other rights (other than to file proofs of claims only if the obligation owing to each Beneficiary hereunder has been fully satisfied). If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Liabilities shall not have been indefeasibly paid in cash or this Guaranty terminated pursuant to Section 17(d), such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for, the Administrative Agent, for the benefit of the Beneficiaries, and shall forthwith be paid to the Administrative Agent to be credited and applied pursuant to the terms of the Operative Documents. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Operative Documents and that the waiver set forth in this paragraph is knowingly made in contemplation of such benefits.

Each Guarantor hereby absolutely, unconditionally and irrevocably waives and agrees not to assert or take advantage of any defense based upon an election of remedies by any Beneficiary, including an election to proceed by nonjudicial rather than judicial foreclosure, which destroys or impairs any right of subrogation of such Guarantor or the right of such Guarantor to proceed against any Person for reimbursement, or both.

If all the Liabilities shall be paid indefeasibly in full or performed, Lessee, Lessor, Administrative Agent and/or the Rent Assignees, as the case may be, will, at Guarantors’ request and expense, execute and deliver to Guarantors appropriate documents, without recourse and without warranty or representation, necessary to evidence the transfer by subrogation to Guarantors of an interest in the Liabilities resulting from such payment by Guarantors.

Section 4.      Reasonableness and Effect of Waivers. Each Guarantor warrants and agrees that each of the waivers set forth in this Guaranty is made with full knowledge of its significance and consequences and that, under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of such waivers are determined to be contrary to any Applicable Law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

Section 5.      Transfers by Beneficiaries. Each Beneficiary may, from time to time, whether before or after any discontinuance of this Guaranty, at its sole discretion and without notice to Guarantors, assign or transfer any or all of its portion of the Liabilities or any interest therein in accordance with the terms and conditions of the Operative Documents; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for the purposes of this Guaranty, and each and every immediate and successive permitted assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of such assignee’s or transferee’s interest in the Liabilities, be entitled to the benefits of this Guaranty to the same extent as if such assignee or transferee were such Beneficiary.

Section 6.      No Waiver by Beneficiaries. No delay in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Guaranty shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. Each Guarantor hereby acknowledges that there are no conditions to the effectiveness of this Guaranty, other than the occurrence of the Restatement Date.

Section 7.      Guarantor Representations and Warranties. The Parent Guarantor, on behalf of itself and its Subsidiaries, and as applicable, each Subsidiary Guarantor (as to itself), represents and warrants to the Administrative Agent and each of the Participants as of the Restatement Date, other than with respect to Disclosed Matters, that:

(a)       Organization; Powers; Subsidiaries. Each Guarantor and its Material Subsidiaries (i) is duly organized or incorporated, as the case may be, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its organization or incorporation, as applicable, (ii) has all requisite organizational power and authority to carry on its business as now conducted and (iii) is qualified to do business in, and (to the extent the concept is applicable in such jurisdiction) is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, in any such clauses (i) (solely with respect to the good standing status of any such Subsidiary that is not a Guarantor), (ii) (solely with respect to the power and authority of any such Subsidiary that is not a Guarantor) and (iii) above, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Schedule 7(a) hereto identifies each Subsidiary as of the Restatement Date, noting whether such Subsidiary is a Material Subsidiary as of the Restatement Date, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Parent Guarantor and the other Subsidiaries and, if such percentage is not 100% (excluding (x) directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of the Lessee and each Material Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 7(a) as owned by the Parent Guarantor or another Subsidiary are owned, beneficially and of record, by the Parent Guarantor or any Subsidiary as of the Restatement Date free and clear of all Liens, other than Liens permitted pursuant to Section 9(b).

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(b)       Authorization; Enforceability. The Operative Documents are within each Guarantor’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders of such Guarantor. The Operative Documents to which any Guarantor is a party have been duly executed and delivered by such Guarantor and constitute a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (iii) requirements of reasonableness, good faith and fair dealing.

(c)        Governmental Approvals; No Conflicts. The execution, delivery and performance by each Guarantor of the Operative Documents to which such Guarantor is a party (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as are not material or have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect, (ii) will not violate in any material respect any applicable material law or regulation or the charter, by-laws, constitution or other organizational documents of such Guarantor or any material order of any Governmental Authority binding upon any Guarantor or a material portion of its assets, (iii) will not violate in any material respect or result in a default under any indenture, material agreement or other material instrument binding upon such Guarantor or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Guarantor or any of its Material Subsidiaries, except, in the case of this clause (iii), for any such violations, defaults or rights that would not reasonably be expected to result in a Material Adverse Effect, and (iv) will not result in the creation or imposition of any Lien on any asset of such Guarantor or any of its Material Subsidiaries, other than Permitted Liens and requirements (if any) to provide cash collateral or deposits under any of the Operative Documents.

(d)        Financial Condition; No Material Adverse Change. (i) The Parent Guarantor has heretofore furnished to the Participants its consolidated balance sheet and statements of operations, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2022. Such financial statements present fairly, in all material respects, the financial position of the Parent Guarantor and its consolidated Subsidiaries as of the end of such fiscal year and their results of operations for such fiscal year on a consolidated basis in accordance with GAAP.

(ii)        As of the Restatement Date and excluding any Disclosed Matters, since December 31, 2022, there has been no material adverse change in the business, results of operations or financial condition of the Parent Guarantor and its Subsidiaries, taken as a whole.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(e)        Properties. (i) Except for Liens permitted pursuant to Section 9(b), each of the Parent Guarantor and its Subsidiaries (including the Lessee) has good title to, or (to the knowledge of the Parent Guarantor) valid leasehold interests in, all its real and personal property (other than intellectual property, which is subject to Section 7(e)(ii)) material to its business, except as would not reasonably be expected to result in a Material Adverse Effect.

(ii)        Except for Disclosed Matters or as would not reasonably be expected to result in a Material Adverse Effect, (A) each of the Parent Guarantor and its Subsidiaries (including the Lessee) owns or is licensed to use (subject to the knowledge-qualified infringement representation in this Section 7(e)) all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and (B) the use thereof by the Parent Guarantor and its Subsidiaries (including the Lessee), to the Parent Guarantor’s knowledge, does not infringe upon the rights of any other Person.

(f)         Litigation; Environmental Matters. (i) As of the Restatement Date and except for Disclosed Matters, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Guarantor, threatened in writing against or affecting the Parent Guarantor or any of its Subsidiaries (including the Lessee) (A) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect or (B) that involve this Guaranty, the Operative Documents or the Overall Transaction.

(ii)        Except with respect to (x) Disclosed Matters and (y) other matters that would not reasonably be expected to result in a Material Adverse Effect (and other than with respect to the Site or Leased Property, which is subject to Section 7(p)), the Parent Guarantor and its Subsidiaries (including the Lessee) (A) are in compliance with all applicable Environmental Laws (which compliance includes possession of and compliance with all permits, licenses or other approvals required under applicable Environmental Laws), (B) are not subject to any known Environmental Liability or (C) have not received written notice of any claim with respect to any Environmental Liability.

(g)       Compliance with Laws. Each of the Parent Guarantor and its Subsidiaries (including the Lessee) is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except (i) for Disclosed Matters or (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h)        Investment Company Status. Neither the Parent Guarantor nor any of its Subsidiaries (including the Lessee) is required to be registered as an “investment company” as defined in the Investment Company Act.

(i)        Taxes. Each of the Parent Guarantor and its Subsidiaries (including the Lessee) has filed or caused to be filed all material federal income Tax returns and all other material Tax returns and reports required to have been filed by it and has paid, caused to be paid or made a provision for the payment of, all federal income Taxes and all other material Taxes required to have been paid by it, except (A) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Guarantor and/or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with, and to the extent required by, GAAP or (B) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(j)         ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

(k)         Disclosure. All written information consisting of historical and/or current information concerning the respective businesses of the Parent Guarantor and its Subsidiaries and all information that was formally presented at a bank meeting (which may be a telephonic meeting) of the Rent Assignees by or on behalf of the Parent Guarantor and its Subsidiaries (in any such case, other than any projections, estimates, forecasts and other forward-looking information and information of a general economic or industry-specific nature (collectively, the “Projections”)) furnished by or on behalf of the Parent Guarantor or any Subsidiary to the Lessor or Administrative Agent or any other Participant pursuant to or in connection with this Guaranty or any other Operative Document, when taken as a whole and after giving effect to all supplements and updates thereto (including by way of any filings made by the Parent Guarantor with the SEC, including those made with respect to the Disclosed Matters), does not (when furnished) contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading (when taken as a whole) in light of the circumstances under which such statements are made; provided that, with respect to Projections with respect to the Parent Guarantor or any Subsidiary so furnished to the Lessor, the Administrative Agent or any Participant pursuant to or in connection with this Guaranty or any other Operative Document, each Guarantor represents only that such information was prepared in good faith based upon assumptions believed by the Parent Guarantor to be reasonable at the time prepared (it being understood by the Lessor, the Administrative Agent and the other Participants that (i) any such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent Guarantor, the Lessee or their respective Subsidiaries, that no assurances can be given that such Projections will be realized, that actual results may differ materially from such Projections and that such Projections are not a guarantee of future financial performance and (ii) no representation is made with respect to information of a general economic or industry-specific nature).

(l)         Federal Reserve Regulations. No part of the proceeds of the Advance have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the F.R.S. Board, including Regulations T, U and X of the F.R.S. Board.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(m)       No Default. As of the Restatement Date, no Default, Event of Default, Event of Loss, Specified Significant Environmental Event or Specified Material Environmental Violation has occurred and is continuing.

(n)        Anti-Corruption Laws and Sanctions. The Parent Guarantor has implemented and maintains in effect policies and is implementing procedures reasonably designed to promote material compliance by the Parent Guarantor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Guarantor, its Subsidiaries and, to the knowledge of the Parent Guarantor, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent Guarantor, any Subsidiary or to the knowledge of the Parent Guarantor or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Parent Guarantor, any agent of the Parent Guarantor or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No use of proceeds or Overall Transaction has violated any Anti-Corruption Law or applicable Sanctions.

(o)       Certain Original Closing Date Representations. The representations and warranties set forth in clauses (o), (q), (s), (t) and (u) of Section 7 of the Original Guaranty were true and correct in all material respects as of the Original Closing Date.

(p)        Environmental Condition of the Site. Except as set forth in the Environmental Audit described in Section 6.1(ii) of the Second A&R Participation Agreement or as would not reasonably be expected to result in a Material Adverse Effect:

(i)           neither the Parent Guarantor nor the Lessee has received any written notice of, or written inquiry from any Governmental Authority regarding, any Environmental Claim or any violation or non-compliance with Environmental Laws with regard to the Site;

(ii)           neither the Parent Guarantor nor the Lessee has stored, released or transported any Hazardous Substances on the Leased Property or the Site in violation of Environmental Laws;

(iii)           the Site does not contain any Hazardous Substance at, on or under the Site in amounts or concentrations that constitute a violation of Environmental Laws; and

(iv)           the Parent Guarantor or Lessee has obtained all Governmental Approvals relating to the Site which are required of it under all Environmental Laws.

(q)        [Reserved].

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(r)         Patents, Trademarks. There are no material patents, patent rights, trademarks, service marks, trade names, copyrights, licenses or other intellectual property rights with respect to the Leased Property that are necessary for the operation of the Leased Property by the Lessee, except to the extent that the Lessee has rights in respect thereof without material payment of royalties or other material licensing payments, which rights may be freely leased, licensed or otherwise provided to Lessor or any successor owner, lessee, user or operator of the Leased Property pursuant to the Operative Documents.

(s)        [Reserved].

(t)         [Reserved].

(u)       [Reserved].

(v)       Applicable Law. The Facility and the Site are in compliance in all material respects with all Applicable Laws and Insurance Requirements, and any present use and presently anticipated future use thereof by Lessee and its agents, assignees, employees, invitees, lessees, licensees and tenants comply in all material respects with all Applicable Laws, in any such case, except where any such noncompliance individually or in the aggregate would not reasonably be expected to have a material adverse effect on Lessee’s ability to perform its material obligations under the Operative Documents. Except as would not reasonably be expected to have a Material Adverse Effect, no notices, complaints or orders of violation or noncompliance or liability have been issued to the Parent Guarantor or the Lessee or, to the best of the Parent Guarantor’s knowledge, threatened by any Person with respect to the Leased Property or the present or intended future use thereof, and the Parent Guarantor is not aware of any circumstances which could give rise to the issuance of any such notices, complaints or orders.

(w)       Condition. Adequate utility facilities are available to the Leased Property over dedicated and accepted public streets and rights of way or valid easements that run with the land. As of the Restatement Date, no fire or other Casualty with respect to the Leased Property has occurred which has had a Material Adverse Effect. Adequate ingress and egress to and from the Leased Property is available over dedicated and accepted public streets and rights-of-way or valid easements that run with the land. With respect to the Leased Property, all material licenses, permits and approvals (including, without limitation, material building and environmental permits, licenses, approvals, authorizations and consents) necessary and required for the use and operation of the Leased Property have been obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be.

(x)        Flood Hazard Areas. If the Site is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable Governmental Authority, then, to the extent required by Applicable Laws, flood insurance has been obtained by Lessee in accordance with the National Flood Insurance Act of 1968, as amended.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(y)        No Prohibited Transactions. None of the transactions contemplated by the Operative Documents will constitute a prohibited transaction within the meaning of Section 4975(c)(1)(A) through (D) of the Code.

Section 8.      Guarantor Affirmative Covenants. The Parent Guarantor shall comply with the following covenants until all Liabilities have been paid in full:

(a)        Financial Statements and Other Information. The Parent Guarantor will furnish to the Administrative Agent (for distribution to each Participant):

(i)           within ninety (90) days after the end of each fiscal year of the Parent Guarantor, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP consistently applied throughout the period covered thereby (except as expressly noted therein), with such audited balance sheet and related consolidated financial statements reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for (A) an emphasis of matter to the extent such statement does not qualify such audit in any respect, (B) a prospective or actual default under the financial covenant in Section 9(f) or any other financial covenant or (C) any qualification pertaining to a maturity occurring under the Bank Credit Agreement within twelve (12) months of the relevant audit)) to the effect that such consolidated financial statements present fairly in all material respects the financial position of the Parent Guarantor and its consolidated Subsidiaries as of the end of such fiscal year and their results of operations for sure fiscal year on a consolidated basis in accordance with GAAP;

(ii)           within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the period commencing at the beginning of such fiscal year and ending with such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified on behalf of the Parent Guarantor by a Financial Officer as presenting fairly in all material respects the financial position of the Parent Guarantor and its consolidated Subsidiaries as of the end of such fiscal quarter and their results and operations for the fiscal period covered thereby on a consolidated basis in accordance with GAAP consistently applied throughout the period covered thereby (except as otherwise expressly noted therein), subject to normal year-end audit adjustments and the absence of footnotes;

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(iii)           concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer delivered on behalf of the Parent Guarantor, (A) certifying as to whether, to the knowledge of such Responsible Officer, a Default has occurred and is continuing and, if a Default has occurred that is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Sections 9(f) and (g), and (C) to the extent that any change in GAAP or application thereof has a material impact on the financial statements accompanying such certificate and such change and impact has not been noted in such financial statements, stating whether any such change in GAAP or in the application thereof has occurred since the date of the audited financial statements for the fiscal year of the Parent Guarantor ended December 31, 2022, and, if any such change has occurred, specifying the effect of such change on such financial statements accompanying such certificate;

(iv)           promptly after the same become publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements (A) filed by the Parent Guarantor with the SEC (or any Governmental Authority succeeding to any or all of the functions of the SEC) or with any national securities exchange, or (B) distributed by the Parent Guarantor to its shareholders generally, as the case may be;

(v)           promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(vi)           promptly following any request therefor, (A) such other information regarding the operations, business affairs and financial condition of the Parent Guarantor, Lessee or any Subsidiary, or compliance with the terms of the Participation Agreement, as the Administrative Agent or any Participant (acting through the Administrative Agent) may reasonably request (it being understood and agreed that neither the Parent Guarantor nor any of its Subsidiaries (including the Lessee) shall be required to disclose, provide or deliver, any documents or information (1) that would result in a loss of attorney-client privilege or claim of attorney work product, (2) that would result in disclosure of any information related to the equityholders of the Parent Guarantor or the arrangements among such equityholders or other sensitive or proprietary information (including non-financial trade secrets and non-financial proprietary information) related to the business of the Parent Guarantor, Lessee or any Subsidiary, or (3) to the extent the disclosure thereof would violate any laws, rules or regulations applicable to, or any confidentiality obligation binding on, the Parent Guarantor, Lessee or any Subsidiary) and (B) information and documentation regarding the Parent Guarantor or any Subsidiary Guarantor reasonably requested in writing by the Administrative Agent or any Participant required by regulatory authorities in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

Documents required to be delivered pursuant to clauses (i), (ii) and (iv) of this Section 8(a) (1) may be delivered electronically and (2) shall be deemed to have been delivered on the date on which such documents are (A) filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System, (B) posted or the Parent Guarantor provides a link thereto on http://www.regeneron.com or https://investor.regeneron.com or at another website identified in a notice from the Parent Guarantor and accessible by the Participants without charge; or (C) delivered to the Administrative Agent for posting on, or otherwise posted on the Parent Guarantor’s or Lessee’s behalf on, an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

(b)       Notices of Material Events. The Parent Guarantor will furnish to the Administrative Agent (for distribution to each Participant) written notice of the following, promptly after a Responsible Officer of the Parent Guarantor has actual knowledge thereof:

(i)           the occurrence of any Default; and

(ii)           any other event or development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8(b) shall be (A) in writing (it being acknowledged and agreed that e-mail communications shall satisfy any requirement that such notices be in writing) and (B) accompanied by a statement of a Responsible Officer of the Parent Guarantor setting forth in reasonable detail the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Information required to be delivered pursuant to clause (ii) of this Section 8(b) shall be deemed to have been delivered if such information, or one or more annual, quarterly, current or other reports containing such information, is (A) filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System, (B) posted or the Parent Guarantor provides a link thereto on http://www.regeneron.com or https://investor.regeneron.com or at another website identified in a notice from the Parent Guarantor and accessible by the Participants without charge; or (C) delivered to the Administrative Agent for posting on, or otherwise posted on the Parent Guarantor’s or Lessee’s behalf on, an Internet or intranet website, if any, to which the Administrative Agent and the Participants have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Information required to be delivered pursuant to this Section 8(b) may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(c)        Existence; Conduct of Business. The Parent Guarantor will, and will cause each other Subsidiary Guarantor, Lessee and each of the Material Subsidiaries to, (A) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (B) take, or cause to be taken, all reasonable actions to maintain the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of the business of the Parent Guarantor and its Subsidiaries taken as a whole, except, in the case of this clause (B), to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 8(c) shall not prohibit any Permitted Restructurings, merger, consolidation, disposition, liquidation, dissolution or other transaction permitted under Section 9(c).

(d)        Payment of Taxes. The Parent Guarantor will, and will cause each of its Subsidiaries (including the Lessee) to, pay its material Tax liabilities required to be paid under applicable law before the same shall become delinquent or in default, unless if not paid, would not reasonably be expected to result in a Material Adverse Effect or except where such Taxes are being contested in good faith by appropriate proceedings and for which the Parent Guarantor and/or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with, and to the extent required by, GAAP.

(e)       Maintenance of Properties; Insurance. The Parent Guarantor will, and will cause each of its Subsidiaries (including the Lessee) to, (i) keep and maintain all other tangible property material to the conduct of the business of the Parent Guarantor and its Subsidiaries taken as a whole in good working order and condition, ordinary wear and tear and casualty excepted and except (A) pursuant to transactions permitted by Section 9(c), (B) where the Parent Guarantor or such Subsidiary determines in its reasonable judgment that such continued maintenance is no longer economically justified, or (C) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (ii) maintain, subject to Article XIII of the Lease, in all material respects, with carriers reasonably believed by the Parent Guarantor to be financially sound and reputable (determined at the time such insurance is obtained) or through reasonable and adequate self-insurance, insurance in such amounts and against such risks as is customarily maintained by companies of a similar size engaged in the same or similar businesses.

(f)        Books and Records; Inspection Rights. The Parent Guarantor will, and will cause each of its Material Subsidiaries and the Lessee to, keep proper books of record and account in accordance with, and to the extent required by, GAAP (or, if applicable, IFRS or such other non-GAAP accounting standards). The Parent Guarantor will, and will cause each of its Material Subsidiaries (including the Lessee) to, permit any representatives designated by the Lessor and/or Administrative Agent, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its relevant Financial Officers and, so long as the Parent Guarantor or such Subsidiary shall have received reasonable notice thereof and a reasonable opportunity to participate in such discussion (and, if such participation is elected, the Parent Guarantor participated), its independent accountants, in any such case, at reasonable times during normal business hours as mutually agreed and, unless an Event of Default has occurred and is continuing, no more than one time in any calendar year upon reasonable prior written notice to the Parent Guarantor; provided that any such inspection and examination and extracts shall not entitle the Administrative Agent or any Participant to receive, and neither the Parent Guarantor nor any of its Subsidiaries shall be required to disclose, provide or deliver, any documents or information (i) that would result in a loss of attorney-client privilege or claim of attorney work product, (ii) that would result in disclosure of any information related to the equityholders of the Parent Guarantor or the arrangements among such equityholders or other sensitive or proprietary information (including non-financial trade secrets and non-financial proprietary information) related to the business of the Parent Guarantor or any of its Subsidiaries or (iii) to the extent the disclosure thereof would violate any laws, rules or regulations applicable to, or any confidentiality obligation binding on, the Parent Guarantor or its Subsidiaries; provided further that (A) so long as no Event of Default has occurred and is continuing, none of the Guarantors or Lessee shall be required to reimburse the Lessor or Administrative Agent or any of their respective representatives for fees, costs and expenses in connection with the Administrative Agent’s or the Lessor’s exercise of such rights set forth in this sentence more than one time total in any calendar year, and (B) if an Event of Default has occurred and is continuing, the Administrative Agent and/or Lessor may exercise its rights of inspection granted under this Section 8(f) as often as reasonably requested upon reasonable prior written notice to the Parent Guarantor. The Parent Guarantor acknowledges that, subject to Section 15.14 of the Participation Agreement, the Administrative Agent or Lessor, after exercising its rights of inspection, may prepare and distribute to the Participants certain reports pertaining to the assets of the Parent Guarantor, Lessee and/or any Subsidiary for internal use by the Administrative Agent, the Lessor and the Rent Assignees in connection with the transactions contemplated hereby.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(g)       Compliance with Laws. The Parent Guarantor will, and will cause each of its Subsidiaries (including the Lessee) to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), except (i) for Disclosed Matters or (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Parent Guarantor will maintain in effect and enforce policies and procedures (or continue implementing to maintain) reasonably designed to promote material compliance by the Parent Guarantor, its Subsidiaries (including the Lessee) and their respective directors, officers, employees and, to the knowledge of the Parent Guarantor and to the extent commercially reasonable, agents (to the extent acting on behalf of the Parent Guarantor) with Anti-Corruption Laws and applicable Sanctions.

(h)        Additional Subsidiary Guarantors. Within forty-five (45) days (or such later date as may be agreed upon by the Required Participants) after which any Subsidiary that is not Lessee or an Excluded Subsidiary becomes a Subsidiary Borrower or guarantor under the Bank Credit Agreement, the Parent Guarantor shall provide the Administrative Agent with written notice thereof and shall cause each such Subsidiary to execute and deliver to the Administrative Agent the Guaranty (or a joinder thereto in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, the Guaranty (or joinder thereto) to be accompanied by requisite organizational resolutions, other organizational or constitutional documentation and legal opinions as may be reasonably requested by the Administrative Agent (with any such opinion so requested to be in form and substance reasonably satisfactory to the Administrative Agent but, in any case, limited to the types of matters covered in any legal opinion delivered pursuant to Article VI of the Participation Agreement). Each guarantor and each borrower under the Bank Credit Agreement that is not Lessee or an Excluded Subsidiary shall be party to this Guaranty, subject to Section 17 hereof. Notwithstanding the foregoing, no Excluded Subsidiary shall be required to become a Subsidiary Guarantor.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(i)        Use of Proceeds. The proceeds of the Advance will be used only to pay for Participant Costs. No part of the proceeds of the Advance will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the F.R.S. Board, including Regulations T, U and X of the F.R.S. Board. The Parent Guarantor shall procure that its Subsidiaries (including the Lessee) and its or their respective directors, officers, employees and, to the knowledge of the Parent Guarantor and to the extent commercially reasonable, agents shall not use, the proceeds of the Advance (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in violation of any Sanctions applicable to any party hereto.

Section 9.      Guarantor Negative Covenants. The Parent Guarantor shall comply with the following covenants until all Liabilities have been paid in full:

(a)       Subsidiary Indebtedness. The Parent Guarantor will not permit Lessee or any other Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(i)            [reserved];

(ii)           Indebtedness existing on the Bank Credit Agreement Effective Date and set forth in Schedule 9(a) and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof (other than with respect to unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions, premiums and expenses associated with such amendment, modification, extension, refinancing, renewal or replacement);

(iii)          Indebtedness or preferred stock of any Subsidiary issued to and held by the Parent Guarantor or any other Subsidiary;

(iv)          Guarantees by any Subsidiary of Indebtedness or other obligations of the Parent Guarantor or any other Subsidiary;

(v)           Indebtedness of any Subsidiary incurred to finance the acquisition, construction, repair, replacement, lease or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness; provided that (A) such Indebtedness is initially incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction, repair, replacement, lease or improvement and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (v) shall not exceed $100,000,000 at any time outstanding;

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(vi)          Indebtedness of any Subsidiary as an account party in respect of letters of credit, bank guarantees, letters of guaranty or similar instruments;

(vii)         unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(viii)        Indebtedness representing deferred compensation to employees and former employees, as applicable, incurred in the ordinary course of business;

(ix)           Guarantees, surety bonds or performance bonds securing the performance of any Subsidiary, in each case incurred or assumed in connection with an Acquisition or disposition or other acquisition of assets not prohibited hereunder;

(x)            Indebtedness of any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations;

(xi)           Indebtedness owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(xii)          Indebtedness in respect to judgments or awards under circumstances not giving rise to an Event of Default;

(xiii)         Indebtedness in respect of obligations that are being contested in accordance with Section 8(d);

(xiv)        Indebtedness consisting of (A) deferred payments or financing of insurance premiums incurred in the ordinary course of business of any Subsidiary and (B) take or pay obligations contained in any supply agreement entered into in the ordinary course of business;

(xv)          Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of the Parent Guarantor or any Subsidiary incurred in the ordinary course of business or existing on the Bank Credit Agreement Effective Date;

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(xvi)        customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business;

(xvii)       Priority Indebtedness of any Subsidiary; provided that immediately after giving effect to the incurrence of any such Priority Indebtedness in reliance on this clause (xvii), the sum of (without duplication) (A) the aggregate principal amount of all such Priority Indebtedness outstanding in reliance on this clause (xvii), plus (B) the aggregate principal amount of Indebtedness and other obligations of the Parent Guarantor and its Subsidiaries secured by Liens in reliance on Section 9(b)(xix)(B) or 9(b)(xix)(C), shall not exceed fifteen percent (15%) of the Parent Guarantor’s Consolidated Net Worth (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 8(a)(i) or Section 8(a)(ii));

(xviii)      unsecured Indebtedness of the Lessee or any other Subsidiary so long as at the time of and immediately after giving effect on a pro forma basis to the incurrence of such Indebtedness (A) no Event of Default shall have occurred and be continuing and (B) the Parent Guarantor shall be in compliance with the financial covenants set forth in Section 9(f);

(xix)         other Indebtedness in an aggregate outstanding principal amount not to exceed $100,000,000;

(xx)          Indebtedness assumed by any Subsidiary in connection with any Acquisition or other acquisition of any property or assets or Indebtedness of any Person that becomes a Subsidiary after the Restatement Date in a transaction not prohibited hereby, and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness; provided that such Indebtedness is not incurred in contemplation of such acquisition;

(xxi)         the “Obligations” (as defined in the Bank Credit Agreement) in an aggregate principal amount of up to $1,250,000,000, including any additional “Commitments” and/or “Incremental Term Loans” (as such terms are defined therein) pursuant to Section 2.20 of the Bank Credit Agreement or other defined term of similar import (as defined in the Bank Credit Agreement), and any amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness to the extent not resulting in the aggregate principal amount of all Indebtedness outstanding at any time pursuant to this Section 9(a)(xxi) exceeding $1,250,000,000 (other than with respect to increases pursuant to any such amendment, modification, extension, refinancing, renewal and/or replacement on account of unpaid accrued interest and premium on such Indebtedness, any committed or undrawn amounts and underwriting discounts, fees, commissions, premiums and expenses associated with such amendment, modification, extension, refinancing, renewal or replacement);

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(xxii)        Indebtedness of the Lessee or any Subsidiary incurred to develop Permitted Developed Areas, Undeveloped Areas and/or Permitted Development Projects; and

(xxiii)       liabilities incurred in the ordinary course of business relating to the ownership and operation of the Leased Property and other Collateral and the routine administration of Lessee, in amounts not to exceed six percent (6%) of the principal balance of the Rent Assignment Contributions, which liabilities are not more than sixty (60) days past the date invoiced (unless being contested in good faith in accordance with the terms of this Guaranty and the other Operative Documents), are not evidenced by a promissory note, and which amounts are normal and reasonable under the circumstance.

(b)       Liens. The Parent Guarantor will not, and will not permit Lessee or any other Subsidiary to, create, incur, assume or permit to exist any Lien on (y) the Leased Property other than Permitted Liens or (z) any other property or asset now owned or hereafter acquired by it except:

(i)             Liens (if any) created pursuant to any Operative Document including with respect to any obligation to provide cash collateral;

(ii)            Permitted Encumbrances and Permitted Liens;

(iii)           any Lien on any property or asset of the Parent Guarantor or any Subsidiary existing on the Bank Credit Agreement Effective Date and set forth in Schedule 9(b) and any amendments, modifications, extensions, renewals, refinancings and replacements thereof; provided that (1) such Lien shall not apply to any other property or asset of the Parent Guarantor or any Subsidiary other than improvements thereon, replacements and products thereof, additions and accessions thereto or proceeds thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are not prohibited hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property and (2) the amount secured or benefited thereby is not increased (other than as not otherwise prohibited by this Guaranty) and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as not otherwise prohibited by this Guaranty);

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(iv)            any Lien existing on any property or asset prior to the acquisition thereof by the Parent Guarantor or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Restatement Date prior to the time such Person becomes a Subsidiary or existing on any asset of any Person existing at the time such Person is merged into or consolidated with the Parent Guarantor or a Subsidiary and any amendments, modifications, extensions, renewals and replacements thereof; provided that (1) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (2) such Lien shall not apply to any other property or assets of the Parent Guarantor or any Subsidiary (other than improvements thereon, replacements and products thereof, additions and accessions thereto or proceeds thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are not prohibited hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property) and (3) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary or the date of such merger or consolidation, as the case may be, and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as not prohibited by this Guaranty);

(v)            Liens on assets (including capital leases) acquired (including as a replacement), constructed, repaired, leased or improved by the Parent Guarantor or any Subsidiary; provided that (A) such Liens secure Indebtedness or Capital Lease Obligations of the Parent Guarantor or any Subsidiary permitted by Section 9(a)(v) (or, in the case of the Parent Guarantor, that would have been permitted by Section 9(a)(v) had such Indebtedness or Capital Lease Obligations instead been incurred by a Subsidiary), (B) such Liens and the Indebtedness secured thereby are initially incurred prior to or within one hundred eighty (180) days after such acquisition or lease or the completion of such construction, replacement, repair or improvement and (C) such Liens shall not apply to any other property or assets of the Parent Guarantor or any Subsidiary other than improvements thereon, replacements and products thereof, additions and accessions thereto or proceeds thereof and customary security deposits; provided that individual financings of equipment provided by one lender (or a syndicate of lenders) may be cross-collateralized to other financings of equipment provided by such lender (or syndicate);

(vi)            Liens granted by (A) a Subsidiary that is not a Subsidiary Guarantor in favor of the Parent Guarantor, the Lessee or another Subsidiary in respect of Indebtedness or other obligations owed by such Subsidiary to the Parent Guarantor, the Lessee or such other Subsidiary and (B) Lessee or a Guarantor or a Subsidiary Borrower in favor of another Guarantor or Lessee or another Subsidiary Borrower in respect of Indebtedness or other obligations owed by Lessee or such Guarantor or Subsidiary Borrower to such other Guarantor or Lessee or Subsidiary Borrower;

(vii)            Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Parent Guarantor or any of its Subsidiaries the ordinary course of business;

(viii)           Liens securing the financing of insurance premiums solely to the extent of such premiums;

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(ix)          statutory and common law rights of setoff and other Liens, similar rights and remedies arising as a matter of law encumbering deposits of cash, securities, commodities and other funds in favor of banks, financial institutions, other depository institutions, securities or commodities intermediaries or brokerage, and Liens of a collecting bank arising under Section 4-208 or 4-210 of the UCC in effect in the relevant jurisdiction or any similar law of any foreign jurisdiction on items in the course of collection;

(x)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xi)          Liens on any prepayments, escrow or similar arrangements or cash earnest money deposits made by the Parent Guarantor or any of its Subsidiaries in connection with an Acquisition or other investment not prohibited hereunder, including, without limitation, in connection with any letter of intent or purchase agreement relating thereto;

(xii)          Liens in connection with the sale or transfer of any assets in a transaction permitted under Section 9(c), customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(xiii)         Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Parent Guarantor or any Subsidiary (A) in the ordinary course of business or (B) not otherwise prohibited hereunder other than in connection with Indebtedness;

(xiv)        dispositions and other sales of assets permitted under Section 9(c);

(xv)         to the extent constituting a Lien, Liens with respect to repurchase obligations in the ordinary course of business in connection with the cash management activities of the Parent Guarantor or any Subsidiary;

(xvi)        Liens that are contractual rights of set-off (A) relating to the establishment of depositary relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (B) relating to pooled deposit or sweep accounts of Parent Guarantor or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Guarantor or any Subsidiary;

(xvii)       any Lien (and rights of set-off) arising under Section 24 or 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (nederlandse vereniging van Banken);

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(xviii)      Liens (A) of sellers of goods to the Parent Guarantor, any Subsidiary Guarantor and any of their respective Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses and (B) on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(xix)         Liens securing (A) Indebtedness of any Subsidiary described in clause (a) of the definition of Priority Indebtedness outstanding in reliance on Section 9(a)(xvii), (B) Priority Indebtedness of the Parent Guarantor and (C) other obligations (excluding Indebtedness) of the Parent Guarantor or any Subsidiary; provided that immediately after giving effect to the incurrence of any Indebtedness or obligations secured by Liens in reliance on this clause (xix), the sum of (without duplication) (x) the aggregate principal amount of all Priority Indebtedness of any Subsidiary outstanding in reliance on Section 9(a)(xvii), plus (y) the aggregate outstanding principal amount of all Indebtedness and other obligations of the Parent Guarantor and its Subsidiaries secured by Liens in reliance on subclause (B) or (C) above shall not exceed fifteen percent (15%) of the Parent Guarantor’s Consolidated Net Worth (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 8(a)(i) or Section 8(a)(ii));

(xx)          Liens in favor of a credit card or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable thereunder, or customary deposits on reserve held by such credit card or debit card processor;

(xxi)         pledges or deposits to secure Indebtedness of the Parent Guarantor or any Subsidiary as an account party in respect of letters of credit, bank guarantees, letters of guaranty or similar instruments so long as the aggregate principal amount of such Indebtedness so secured does not exceed $50,000,000;

(xxii)        pledges or transfers of collateral to support bilateral mark-to-market security arrangements in respect of uncleared swap or derivative transactions;

(xxiii)       Liens on assets of the Parent Guarantor and its Subsidiaries not otherwise permitted under this Section 9(b) so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $100,000,000;

(xxiv)      in the case of any joint venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(xxv)       Liens (if any) created pursuant to the Bank Credit Agreement with respect to any obligation to provide cash collateral in connection with any defaulting lenders thereunder, any letters of credit issued thereunder and/or extensions of credit thereunder denominated in a currency other than Dollars; and

(xxvi)      Liens on Permitted Developed Areas, Undeveloped Areas and/or Permitted Development Projects and property related to any of the foregoing (other than any Collateral); provided that such Liens secure (A) Indebtedness permitted by Section 9(a)(xxii) or (B) obligations not constituting Indebtedness that were incurred in connection with the development of any such property.

(c)       Fundamental Changes and Asset Sales. (i) The Parent Guarantor will not, and will not permit Lessee or any other Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions, including pursuant to a Sale and Leaseback Transaction) all or substantially all of the assets of the Parent Guarantor and its Subsidiaries (taken as a whole) (whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(A)             any Person (other than the Parent Guarantor or any of its Subsidiaries) may merge or consolidate with the Parent Guarantor or any of its Subsidiaries; provided that any such merger or consolidation involving (1) the Lessee must result in the Lessee as the surviving entity (unless in connection therewith an Affiliate Transferee becomes the Lessee pursuant to Article VI of the Lease), (2) the Parent Guarantor must result in the Parent Guarantor as the surviving entity and (3) a Subsidiary Guarantor must result in a Subsidiary Guarantor as the surviving entity;

(B)             any Subsidiary may merge into or consolidate with a Guarantor, any Subsidiary Borrower or the Lessee in a transaction in which the surviving entity is such Guarantor or the Lessee or such Subsidiary Borrower; provided that any such merger or consolidation involving (1) the Lessee must result in the Lessee as the surviving entity (unless in connection therewith an Affiliate Transferee becomes the Lessee pursuant to Article VI of the Lease), (2) the Parent Guarantor must result in the Parent Guarantor as the surviving entity and (3) a Subsidiary Guarantor must result in a Subsidiary Guarantor as the surviving entity (unless also involving the Lessee or Parent Guarantor, in which case, subclause (1) or (2) above shall apply, as applicable);

(C)             any Subsidiary that is not a Subsidiary Guarantor may merge into or consolidate with, or sell, transfer, lease or otherwise dispose of any or all of its assets to, another Subsidiary that is not a Subsidiary Guarantor (in connection with a liquidation, winding up or dissolution or otherwise);

(D)             any Subsidiary may sell, transfer, lease or otherwise dispose of any or all of its assets to the Parent Guarantor, the Lessee, a Subsidiary Guarantor or a Subsidiary Borrower (in connection with a liquidation, winding up or dissolution or otherwise);

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(E)             any Subsidiary that is not a Subsidiary Guarantor may liquidate, wind up or dissolve (1) if the Parent Guarantor determines in good faith that such liquidation, winding up or dissolution is in the best interests of the Parent Guarantor and is not materially disadvantageous to the Participants or (2) to the extent undertaken in good faith for the purpose of improving the overall tax efficiency of the Parent Guarantor and its Subsidiaries;

(F)             the Parent Guarantor and its Subsidiaries may consummate Permitted Restructurings;

(G)             the Parent Guarantor and its Subsidiaries may enter into, terminate or modify leases, subleases, licenses and sublicenses of technology and other property (1) in the ordinary course of business, (2) between or among the Parent Guarantor, the Lessee, any Subsidiary Guarantors and any of their Subsidiaries (or any combination thereof) or (3) as permitted by Article VI of the Lease;

(H)             the Parent Guarantor and its Subsidiaries may incur Liens permitted under Section 9(b); and

(I)             with respect to any rights, title or interest of the Parent Guarantor and its Subsidiaries in the Collateral and the Purchase Agreement, leases, subleases, assignments and other transfers pursuant to or permitted by any of the Operative Documents, including (A) the assignment of some or all of the rights under the Purchase Agreement (including the right to take title to the Facility) pursuant to the Assignment of Purchase Agreement and (B) the assignment or other transfer to Parent Guarantor or a directly or indirectly wholly-owned Domestic Subsidiary of Parent Guarantor as an affiliate transferee pursuant to the Operative Documents; and

(J)             with respect to any rights, title or interest of the Parent Guarantor and its Subsidiaries in any Permitted Developed Areas, Undeveloped Areas and/or Permitted Development Projects and property related to any of the foregoing (other than any Collateral pursuant to this subclause (J)), leases, subleases, licenses, sublicenses, assignments and other transfers (including, without limitation, any termination or modification of any such lease, sublease, license or sublicense), in any such case of this subclause (J), to the extent (x) not in violation of the Lease and (y) made pursuant to or not prohibited by any definitive documentation governing related Indebtedness (if any) permitted by Section 9(a)(xxii).

(ii)        The Parent Guarantor will not, and will not permit Lessee or any other Subsidiary to, engage to any material extent in any business substantially different from businesses of the type conducted (or proposed to be conducted) by the Parent Guarantor and its Subsidiaries (taken as a whole) on the Restatement Date and businesses reasonably related, incidental, ancillary, similar, complementary or synergistic thereto and/or reasonable extensions, development or expansion thereof.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(d)       [Reserved.]

(e)       [Reserved.]

(f)       Maximum Total Leverage Ratio. The Parent Guarantor will not permit the ratio (the “Total Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after December 31, 2022, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Parent Guarantor and its Subsidiaries on a consolidated basis, to be greater than 3.50 to 1.00. Notwithstanding the foregoing, the Parent Guarantor shall be permitted (such permission, the “Acquisition Holiday”) on no more than two (2) occasions during the term of the Participation Agreement to allow the maximum Total Leverage Ratio under this Section 9(f) to be increased to 4.00 to 1.00 for a period of four consecutive fiscal quarters in connection with an Acquisition occurring during the first of such four fiscal quarters if the aggregate consideration paid or to be paid in respect of such Acquisition exceeds $500,000,000, so long as the Parent Guarantor is in compliance on a pro forma basis with the maximum Total Leverage Ratio of 4.00 to 1.00 on the closing date of such Acquisition immediately after giving effect to such Acquisition; provided that (x) the Parent Guarantor shall provide notice in writing to the Administrative Agent of such increase and a transaction description of such Acquisition (regarding the name of the Person or summary description of the assets being acquired and the approximate purchase price), (y) the Parent Guarantor may not elect a new Acquisition Holiday for at least two (2) fiscal quarters following the end of an Acquisition Holiday and (z) at the end of such period of four consecutive fiscal quarters, the maximum Total Leverage Ratio permitted under this Section 9(f) shall revert to 3.50 to 1.00.

Section 10.      Successors and Assigns. This Guaranty shall be binding upon each Guarantor and upon each Guarantor’s successors and assigns; provided that no Guarantor shall assign or transfer any of its interests or obligations hereunder without the prior written consent of the requisite Participants in accordance with Section 15.5 of the Participation Agreement (it being understood that the foregoing proviso shall not prohibit transactions permitted by Section 9(c) of this Guaranty).

Section 11.      Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

Section 12.      Submission to Jurisdiction; Service of Process. Each Guarantor: (a) submits for itself and its property in any legal action or proceeding relating to this Guaranty, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the borough of Manhattan, and appellate courts from any thereof; (b) consents that any such action or proceedings may be brought to such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees, to the fullest extent of Applicable Law, that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address referred to in Section 13 below or at such other address of which the other parties hereto shall have been notified pursuant to Section 13; and (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall affect the right that any Beneficiary may otherwise have to sue in any other jurisdiction.

Section 13.      Notices. All notices, requests, demands or other communications (i) to any Guarantor or (ii) that are required or permitted to be made by any Guarantor pursuant to this Guaranty to Administrative Agent and/or any Participant shall be in writing and shall be deemed to have been duly given when addressed to the appropriate Person and delivered in the manner specified in Section 15.3 of the Participation Agreement. The initial address for notices to each Guarantor is set forth on Schedule III to the Participation Agreement.

Section 14.      Amendment. This Guaranty may not be amended or modified or any of its provisions waived, except in accordance with the terms of Section 15.5 of the Participation Agreement.

Section 15.      Governing Law; Waiver of Jury Trial. THIS GUARANTY SHALL IN ALL RESPECTS, EXCEPT AS SET FORTH IN THE PROVISO, BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW; PROVIDED, HOWEVER, THAT WITH RESPECT TO THE CREATION, PERFECTION, EFFECT OF PERFECTION, PRIORITY AND ENFORCEMENT OF SECURITY INTERESTS AND LIENS IN THE LEASED PROPERTY AND COLLATERAL, SUCH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE UNIFORM COMMERCIAL CODE OF SUCH STATE (INCLUDING THE CHOICE OF LAW RULES UNDER SUCH UNIFORM COMMERCIAL CODE). EACH GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS GUARANTY, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

Section 16.      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Operative Document), each Guarantor acknowledges and agrees that: (i)(A) the services regarding this Guaranty provided by the Administrative Agent and the Participants are arm’s-length commercial transactions between the Guarantors, on the one hand, and the Administrative Agent and the Participants, on the other hand, (B) each Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Operative Documents; (ii)(A) the Administrative Agent and each Participant is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Guarantor or any other Person and (B) neither the Administrative Agent nor any Participant has any obligation to any Guarantor or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Operative Documents; and (iii) the Administrative Agent and the Participants and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Guarantors and their respective Affiliates, and neither the Administrative Agent, nor any Participant has any obligation to disclose any of such interests to any Guarantor or any of its Affiliates. None of the Administrative Agent and the Participants will use confidential information obtained from or on behalf of Lessee or any Guarantor by virtue of the transactions contemplated by the Operative Documents or its other relationships with Lessee or any Guarantor in connection with the performance by the Administrative Agent or such Participant of services for other companies, and none of the Administrative Agent and the Participants will furnish any such information to other companies. To the fullest extent permitted by law, each Guarantor hereby waives and releases any claims that it may have against the Administrative Agent, or any Participant with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 17.      Releases; Termination of Guaranty. (a) A Subsidiary Guarantor shall automatically be released from its obligations under this Guaranty (and shall no longer be a Subsidiary Guarantor) upon the consummation of any transaction permitted by this Guaranty as a result of which such Subsidiary Guarantor ceases to be a Subsidiary, so long as, immediately after giving effect to the consummation of such transaction, no Default or Event of Default results therefrom; provided that, if so required by this Guaranty or the Participation Agreement, the Required Participants shall have consented to such transaction and the terms of such consent shall not have provided otherwise.

(b)             Further (and in addition to the automatic release provided in clause (a) above), a Subsidiary Guarantor shall be automatically released from its obligations under this Guaranty (and shall no longer be a Subsidiary Guarantor) upon such Subsidiary Guarantor no longer being a Subsidiary Borrower or guarantor under the Bank Credit Agreement and related loan documents.

(c)             Further (and in addition to the automatic releases provided in clauses (a)  and (b) above), the Administrative Agent may (and is hereby irrevocably authorized by each Participant to), upon the request of the Parent Guarantor or Lessee, release any Guarantor from its obligations under this Guaranty if such release is approved, authorized or ratified by the requisite Participants pursuant to Section 15.5 of the Participation Agreement.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(d)             At such time as the Liabilities (other than Liabilities expressly stated to survive such payment and termination) shall have been indefeasibly paid in full in cash, all obligations of each Guarantor under this Guaranty shall automatically terminate (other than with respect to Liabilities expressly stated to survive such payment and termination), all without delivery of any instrument or performance of any act by any Person (it being agreed that, upon indefeasible payment in full in cash of the Liabilities (other than (i) Liabilities expressly stated to survive such payment and termination and (ii) contingent Liabilities for costs, expenses, indemnities and similar obligations not then due and payable), Sections 8 and 9 of this Guaranty shall automatically terminate, notwithstanding the survival of this Guaranty with respect to Liabilities expressly stated to survive such payment and termination).

(e)             Upon request by the Administrative Agent at any time, the Participants will confirm in writing the Administrative Agent’s authority to release any particular Guarantor pursuant hereto. In connection with any termination or release pursuant to this Section 17, the Administrative Agent shall (and is hereby irrevocably authorized by each Participant to) execute and deliver to any Guarantor or Lessee, at such Guarantor’s or Lessee’s expense, all documents that such Guarantor or Lessee shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 17 shall be without recourse to or warranty by the Administrative Agent except with respect to any customary further assurances that are expressly agreed to in writing by the Administrative Agent.

Section 18.      Contribution with Respect to Liabilities. (a) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Liabilities satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Liabilities and termination of this Guaranty, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)             As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)             This Section 18 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 18 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

Regeneron Pharmaceuticals, Inc.	Third Amended and Restated Guaranty

(d)             The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e)             The rights of the indemnifying Guarantors against other Guarantors under this Section 18 shall be exercisable upon the full and indefeasible payment of the Liabilities in cash and the termination of this Guaranty pursuant to Section 17.

Section 19.      Effectiveness of Third Amended and Restated Guaranty; Effect of Restatement. This Guaranty shall be effective as of, and the Previously Existing Guaranty shall be amended and restated as set forth in this Guaranty on, the Restatement Date. The parties hereto acknowledge and agree, however, that (a) this Guaranty and the other Operative Documents do not constitute a novation or termination of the Liabilities under and as defined in the Previously Existing Guaranty or under the other Operative Documents as in effect immediately prior to the Restatement Date, (b) such Liabilities are in all respects continuing with only the terms being modified from and after the Restatement Date as provided in this Guaranty and the other Operative Documents, (c) except as provided in, or contemplated by, the Operative Documents, the mortgage, liens and security interests in favor of the Lessor securing payment of such Obligations are in all respects continuing and in full force and effect with respect to all Obligations and (d) except to the extent the context requires otherwise, from and after the Restatement Date, all references in the other Operative Documents to the “Guaranty” and all other references in the other Operative Documents originally applicable to the Previously Existing Guaranty shall be deemed to refer without further amendment to this Guaranty, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

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[Signature Pages Follow]

In Witness Whereof, each Initial Guarantor has caused this Third Amended and Restated Guaranty to be executed and delivered as of the date first above written.

Regeneron Pharmaceuticals, Inc.,
as Parent Guarantor

By:	/s/ Leonard N. Brooks
	Name:	Leonard N. Brooks
	Title:	Senior Vice President, Treasurer

[Signature Page to Third Amended and Restated Guaranty]

Regeneron Genetics Center LLC,
as a Subsidiary Guarantor

By:	/s/ Leonard N. Brooks
	Name:	Leonard N. Brooks
	Title:	Treasurer

[Signature Page to Third Amended and Restated Guaranty]

Regeneron Healthcare Solutions, Inc.,
as a Subsidiary Guarantor

By:	/s/ Marion McCourt
	Name:	Marion McCourt
	Title:	General Manager

[Signature Page to Third Amended and Restated Guaranty]

Acknowledged and Agreed as of the date first written above:

Bank of America, N.A.,
as Administrative Agent

By:	/s/ Aamir Saleem
	Name:	Aamir Saleem
	Title:	Vice President

[Signature Page to Third Amended and Restated Guaranty]